Exhibit 99.3

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

October 18, 2018

The Board of Directors

Engility Holdings, Inc.
4803 Stonecroft Boulevard
Chantilly, VA 20151

Re: Consent for Fairness Opinion Disclosure

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated September 9, 2018 (the “Opinion”) to the Board of Directors of Engility Holdings, Inc. (“Engility”) as Annex [E] to the joint proxy statement/prospectus that is being filed today with the Securities and Exchange Commission in connection with the proposed transaction involving Engility and Science Applications International Corporation (“SAIC”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of SAIC (the “Registration Statement”) that is being filed today with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Engility.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such joint proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By:	/s/ Eric Rutkoske
Eric Rutkoske
Senior Managing Director